Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 11, 2020, by and among Premier Healthcare Alliance, L.P., a limited partnership organized under the laws of the State of California (“Premier LP”), BridgeCo, LLC, a limited liability company organized under the laws of the State of California (“BridgeCo”), and Premier, Inc., a corporation incorporated under the laws of the State of Delaware (“Premier”).

WHEREAS, Premier is (a) the sole member of Premier Services, LLC, a Delaware limited liability company (“Premier GP”), and (b) the sole member of Premier Services II, LLC, a Delaware limited liability company (“Premier Services II”);

WHEREAS, Premier LP has two classes of common units outstanding, (a) Class A Common Units (“Class A Units”), all of which are owned by Premier GP, with Premier GP being the general partner of Premier LP, and (b) Class B Common Units (“Class B Units”), all of which are held by the other limited partners of Premier LP (the “Limited Partners”); at or about the time of the Merger (as defined below), Premier Services II will acquire one Class A Unit;

WHEREAS, pursuant to this Agreement, upon closing of the merger of BridgeCo with and into Premier LP (with Premier LP surviving) (the “Merger”), among other things, (a) each issued and outstanding Class B Unit (other than any potential Dissenting Units (as defined below)) shall be converted into the right to receive one share of Class A Common Stock, par value $0.01 per share, of Premier (“Class A Stock”), except for such holders of Class B Units that properly exercise their dissenter’s right under the California Uniform Limited Partnership Act of 2008, as amended (the “Act”), and (b) each of the issued and outstanding Class A Units shall be converted into Class A Units of the Surviving Company (as defined below);

WHEREAS, the parties hereto wish to merge BridgeCo with and into Premier LP, with Premier LP being the surviving entity and continuing the business activities of BridgeCo and Premier LP in a transaction that will be treated as a tax-free issuance of stock for property by Premier that will meet the requirements of Section 1032 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, (a) pursuant to (i) Premier LP’s Amended and Restated Limited Partnership Agreement (as amended, the “LP Agreement”), the management committee of Premier LP and a majority in interest of the holders of each of the Class A Units and Class B Units have, (ii) BridgeCo’s Limited Liability Company Agreement (as amended, the “LLC Agreement”), the board of managers and the sole member of BridgeCo have, and (iii) Premier’s Certificate of Incorporation and bylaws, the Board of Directors of Premier has, in each case approved and adopted this Agreement providing for the Merger in accordance with the applicable provisions of the laws of their respective jurisdictions of organization and upon the terms and subject to the conditions set forth herein, and (b) a special committee of the Board of Directors of Premier comprised solely of independent directors of Premier has approved and adopted this Agreement providing for the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Premier LP, BridgeCo and Premier hereby agree as follows:

1.    Merger of BridgeCo with and into Premier LP. At the Effective Time, as defined in Section 7 herein, and subject to, and upon the terms and conditions of, this Agreement, BridgeCo shall merge with and into Premier LP, whereupon the separate existence of BridgeCo shall cease, and Premier LP shall continue as the surviving limited partnership (the “Surviving Company”) under the Act.

2.    Succession. From and after the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, the Surviving Company shall succeed to all the assets, property, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Premier LP and BridgeCo, all as provided under the Act.

3.    Limited Partnership Agreement of the Surviving Company. The Limited Partnership Agreement of the Company in effect immediately prior to the Effective Time shall be the limited partnership agreement of the Surviving Company, subject to any future amendments or deletions thereto in accordance with applicable law.

4.    Certificate of Limited Partnership of the Surviving Company. The certificate of limited partnership of Premier LP, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Company until amended in accordance with applicable law.

5.    Cancellation, Conversion and Continuance of Units.

(a)    BridgeCo Interests. At the Effective Time, by virtue of the Merger and without any action on the part of BridgeCo or the holders of any securities of BridgeCo, all of the membership interests of BridgeCo issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished.

(b)    Premier LP Class B Units. At the Effective Time, by virtue of the Merger and without any action on the part of Premier LP or the holders of any securities of Premier LP, except for the Dissenting Units and as otherwise provided in Section 6, each Class B Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into a right to receive, subject to compliance with the requirements set forth in clause (d) below, one (1) share of Class A Stock.

(c)    Premier LP Class A Units. At the Effective Time, by virtue of the Merger and without any action on the part of Premier LP or the holders of any securities of Premier LP, each Class A Unit issued and outstanding immediately prior to the Effective Time, and shall be converted automatically into and become one (1) Class A Unit of the Surviving Company.

(d)    Exchange of Units. Premier shall act as the exchange agent in effecting, in accordance with this Agreement, the exchange of Class B Units for shares of Class A Stock. No action shall be required on the part of any other person to effect such exchange.

(e)    Class B Common Shares. At the Effective Time, simultaneously with the cancellation and extinguishment of the issued and outstanding Class B Common Units of Premier LP, Premier shall, without further consideration to or action by any Limited Partner or the Trustee under the Voting Trust Agreement dated October 1, 2013 by and among Premier, Premier LP, the holders of Class B Common Stock of Premier and Wells Fargo Delaware Trust Company, N.A, cancel the issued and outstanding shares of Class B Common Stock, par value $0.000001 per share, of Premier beneficially held any Limited Partner immediately prior to the Effective Time.

6.    Dissenting Units. Notwithstanding any other provision of this Agreement to the contrary, Class B Units that are outstanding immediately prior to the Effective Time and which are held by a Limited Partner that has properly exercised his, her or its appraisal or dissenters’ rights, as applicable, for such Class B Units in accordance with Article 11.5 of the Act, and has not effectively withdrawn or lost such Limited Partner’s appraisal or dissenters’ rights, as applicable, thereunder (collectively, the “Dissenting Units”), shall not be converted into, or represent the right to receive, shares of Class A Stock as set forth in Section 5(b) above, but the holder thereof shall only be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Units pursuant to, and subject to, the requirements of the Act. Notwithstanding the foregoing provisions of this Section 6, if any holder of Dissenting Units shall fail to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under the Act, then, as of the later of the Effective Time and the occurrence of such event, such Limited Partner’s Class B Units shall automatically be converted into, and represent only, the right to receive shares of Class A Stock as set forth in Section 5(b) above, without interest thereon.

7.    Approval, Filing and Effective Time. This Agreement shall be adopted and approved by the BridgeCo and Premier LP in the manner required by the Act. After this Agreement has been adopted and approved, and so long as it has not been terminated pursuant to Section 8 hereof, upon obtaining the requisite approvals under the Act, the LP Agreement and the LLC Agreement, Premier LP and BridgeCo shall file a Certificate of Merger with the Secretary of State of the State of the California (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is accepted by the Secretary of State of the State of California or at such other time as Premier LP and BridgeCo shall agree and specify in the Certificate of Merger (the “Effective Time”).

8.    Amendment; Termination. This Agreement may be amended or terminated at any time prior to the Effective Time, by the written consent of Premier LP, Premier and, prior to the Effective Time, BridgeCo, except as otherwise prohibited by the Act, notwithstanding the adoption or approval contemplated by Section 7 hereof.

9.    Further Assurances. From time to time, as and when required by the Surviving Company or its successors or assigns, there shall be executed and delivered on behalf of BridgeCo such documents and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary to: (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BridgeCo and (ii) otherwise carry out the purposes of this Agreement. The general partner of the Surviving Company is fully authorized in the name and on behalf of BridgeCo or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the Company and the Corporation have executed this Agreement and Plan of Merger as of the day and year first above written.

BRIDGECO, LLC

By:	/s/ Craig S. McKasson

Name:	Craig S. McKasson

Title:	Chief Financial Officer

PREMIER HEALTHCARE ALLIANCE, L.P.
By Premier Services, LLC, its General Partner

By:	/s/ Craig S. McKasson

Name:	Craig S. McKasson

Title:	Chief Financial Officer

PREMIER, INC.

By:	/s/ Craig S. McKasson

Name:	Craig S. McKasson

Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]